EXHIBIT 99.1

For Immediate Release

First Hawaiian, Inc. Reports First Quarter 2017 Financial Results and Declares Dividend

HONOLULU, Hawaii April 27, 2017—(Globe Newswire)—First Hawaiian, Inc. (NASDAQ:FHB), (the “Company”) today reported financial results for the quarter ended March 31, 2017.

First Quarter Highlights

•Net income for the quarter ended March 31, 2017 was $56.7 million, or $0.41 per diluted share, and core net income1 was $57.0 million, or $0.41 per diluted share

•Board of Directors declared a dividend of $0.22 per share

•Successful follow-on stock offering completed in February 2017. BNP Paribas sold 28.75 million shares, reducing its ownership level to 62%

“We are pleased to start 2017 with a solid first quarter. Loans and leases grew to a record $11.8 billion, we maintained our expense discipline and our credit quality remained excellent,” said Bob Harrison, Chairman and Chief Executive Officer. “BNP Paribas also continued to reduce their ownership interest in First Hawaiian with a successful follow-on stock offering of 28.75 million shares. This reduced BNP Paribas’ ownership in First Hawaiian, Inc. to 62%.”

On April 26, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.22 per share. The dividend will be payable on June 9, 2017 to stockholders of record at the close of business on May 30, 2017.

Earnings Highlights

Net income for the quarter ended March 31, 2017 was $56.7 million, or $0.41 per diluted share, compared to $56.6 million, or $0.41 per diluted share, for the quarter ended December 31, 2016, and $65.5 million, or $0.47 per diluted share, for the quarter ended March 31, 2016. Results from the quarter ended March 31, 2016 included $25.7 million ($16.0 million net of tax) gains from securities sales. Core net income for the quarter ended March 31, 2017 was $57.0 million, or $0.41 per diluted share, compared to $56.0 million, or $0.40 per diluted share, for the quarter ended December 31, 2016, and $51.1 million, or $0.37 per diluted share, for the quarter ended March 31, 2016.

Net interest income for the quarter ended March 31, 2017 was $129.3 million, a decrease of $2.0 million compared to $131.3 million for the quarter ended December 31, 2016, and an increase of $12.0 million compared to $117.3 million for the quarter ended March 31, 2016. The decrease in net interest income compared to the fourth quarter of 2016 was primarily due to lower yields on loans and higher average deposit balances and rates, partially offset by higher yields on investment securities and interest bearing deposits. Loan yields in the fourth quarter of 2016 were favorably impacted by $2.1 million of loan prepayment fees. The increase compared to the first quarter of 2016 was due to higher average balances of loans and investments and higher yields on investment securities and interest bearing deposits, partially offset by lower yields on loans and higher average deposit balances and rates.

Net interest margin was 3.00%, 2.99% and 2.77% for the quarters ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively. Excluding the $2.1 million in loan prepayment fees in the quarter ended December 31, 2016, net interest margin increased during the first quarter of 2017 by six basis points, primarily due to higher earning asset yields, partially offset by higher costs related to time deposits. The 23 basis point increase compared to the first quarter of 2016 was due to higher yields on investments and interest bearing deposits, partially offset by lower loan yields and higher deposit costs.

Results for the quarter ended March 31, 2017 included a provision for credit losses of $4.5 million compared to $3.9 million in the quarter ended December 31, 2016 and $0.7 million in the quarter ended March 31, 2016. The first quarter of 2016 included a recovery of $3.1 million on a previously charged-off commercial real estate loan.

1Core net income is a non-GAAP measure. For more information on this measure, including a reconciliation to the most directly comparable GAAP measure, see “Use of Non-GAAP Financial Measures” and Tables 11 and 12 at the end of this document.

Noninterest income was $49.4 million in the quarter ended March 31, 2017, an increase of $0.4 million compared to noninterest income of $49.0 million in the quarter ended December 31, 2016 and a decrease of $24.1 million compared to noninterest income of $73.5 million in the quarter ended March 31, 2016. The first quarter of 2017 included gains of $1.3 million from death benefits from bank-owned life insurance (BOLI). The fourth quarter of 2016 included $1.5 million of net gains from the sale of securities. The first quarter of 2016 included a $22.7 million net gain on the sale of Visa Class B restricted shares, and $3.1 million of net gains on the sales of securities.

Noninterest expense was $84.3 million for the quarter ended March 31, 2017, an increase of $1.8 million from $82.5 million in the quarter ended December 31, 2016, and a decrease of $0.7 million from $85.1 million in the quarter ended March 31, 2016. The increase in noninterest expense compared to the fourth quarter of 2016 was primarily due to $2.8 million higher salaries and employee benefits expense and $1.2 million higher other expense, partially offset by $1.9 million lower contracted services and professional fees and $0.6 million lower equipment expense. The increase in salaries and employee benefits expense was largely due to annual merit increases, increased overtime expenses and higher payroll taxes. Contracted services and professional fees in the fourth quarter of 2016 were elevated as a result expenses related to system upgrades and product enhancements. The decrease in noninterest expense compared to the first quarter of 2016 was primarily due to a $2.4 million decrease in contracted services and professional fees, and a $1.4 million decrease in salaries and employee benefits, partially offset by $1.3 million higher regulatory assessment and fees, and $1.0 million higher cards reward expenses. Contracted services and professional fees in the first quarter of 2016 included $2.5 million of fees related to the initial public offering. The decrease in salaries and employee benefits compared to the first quarter of 2016 was primarily due to an increase in deferred loan origination costs in the first quarter of 2017. The increase in regulatory assessments was largely due to the increase in the regulatory assessment rate that became effective July 1, 2016.

The efficiency ratio was 47.2%, 45.8% and 44.6% for the quarters ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

The effective tax rate for the first quarter of 2017 was 36.9% compared with 39.8% in the previous quarter and 37.6% percent in the same quarter last year. The decrease in the effective tax rate in the first quarter of 2017 compared to the prior quarters was primarily due to the higher level of BOLI income received in the first quarter of 2017.

Balance Sheet Highlights

Total assets were $19.8 billion at March 31, 2017, compared to $19.7 billion at December 31, 2016 and $19.1 billion at March 31, 2016.

The investment securities portfolio was $5.3 billion at March 31, 2017, compared to $5.1 billion at December 31, 2016 and $3.9 billion at March 31, 2016. The portfolio remains largely comprised of securities issued by U.S. government agencies.

Total loans and leases were $11.8 billion at March 31, 2017, an increase of $261.1 million, or 2.3%, from $11.5 billion at December 31, 2016 and up $818.9 million, or 7.5%, from $11.0 billion at March 31, 2016. The growth in loans and leases compared to December 31, 2016 was largely due to strong growth in the commercial real estate and residential loan segments of the portfolio. Compared to March 31, 2016, the growth in loans and leases was due to increases across all loan categories.

Total deposits were $16.9 billion at March 31, 2017, an increase of $143.6 million, or 0.9%, compared with $16.8 billion at December 31, 2016, and an increase of $883.7 million, or 5.5%, compared to $16.1 billion at March 31, 2016.

Asset Quality

The Company’s asset quality remained solid during the first quarter of 2017. Total non-performing assets declined to $7.7 million, or 0.07% of total loans and leases, at March 31, 2017, down $2.1 million from non-performing assets of $9.8 million, or 0.08% of total loans and leases, at December 31, 2016 and down $6.9 million from nonperforming assets of $14.6 million, or 0.13% of total loans and leases, at March 31, 2016.

Net charge offs for the quarter ended March 31, 2017 were $4.1 million, or 0.15% of average loans and leases on an annualized basis, compared to $3.4 million, or 0.12% of average loans and leases on an annualized basis for the quarter ended December 31, 2016 and a net recovery of $1.0 million, or (0.04)% of average loans and leases on an annualized basis for the quarter ended March 31, 2016.

The ratio of allowance for loan and lease losses to total loans and leases was 1.15% at March 31, 2017 compared to 1.18% at December 31, 2016 and 1.25% at March 31, 2016.

Capital

Total stockholders' equity was $2.5 billion at March 31, 2017, December 31, 2016 and March 31, 2016.

The tier 1 leverage, common equity tier 1, and total capital ratios were 8.52%, 12.78% and 13.87%, respectively, at March 31, 2017, compared with 8.36%, 12.75% and 13.85% at December 31, 2016 and 8.18%, 12.55%, 13.71% at March 31, 2016.

First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii.  Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services.  Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Conference Call Information

First Hawaiian will host a conference call to discuss the Company’s results today at 5:00 p.m. Eastern Time, 11:00 a.m. Hawaii Time. To access the call, participants should dial (844) 452-2942 (US/Canada), or (574) 990-9846 (International) ten minutes prior to the start of the call and enter the conference ID: 5236509. A live webcast of the conference call, including a slide presentation, will be available at the following link:  http://edge.media-server.com/m/p/7haxtmwy/lan/en. The archive of the webcast will be available at the same location. A telephonic replay of the conference call will be available approximately two hours after the conclusion of the call until 8:00 p.m. (Eastern Time) on May 7, 2017. Access the replay by dialing (855) 859-2056 or (404) 537-3406 and entering the conference ID: 5236509.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. For a discussion of the risks and important factors that could affect our future results and financial condition, see our U.S. Securities and Exchange Commission (“SEC”) filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2016.

Use of Non-GAAP Financial Measures

We present net interest income, noninterest income, noninterest expense, net income, earnings per share and the related ratios described below, on an adjusted, or ‘‘core,’’ basis, each a non-GAAP financial measure. These core measures exclude from the corresponding GAAP measure the impact of certain items that we do not believe are representative of our financial results. We believe that the presentation of these non-GAAP financial measures helps identify underlying trends in our business from period to period that could otherwise be distorted by the effect of certain expenses, gains and other items included in our operating results. We believe that these core measures provide useful information about our operating results and enhance the overall understanding of our past performance and future performance.  Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition.

Core net interest margin, core return on average total assets and core return on average total stockholders’ equity are non-GAAP financial measures. We compute our core net interest margin as the ratio of core net interest income to average earning assets.  We compute our core return on average total assets as the ratio of core net income to average total assets.  We compute our core return on average total stockholders’ equity as the ratio of core net income to average stockholders’ equity.

Return on average tangible stockholders’ equity, core return on average tangible stockholders’ equity, return on average tangible assets, core return on average tangible assets and tangible stockholders’ equity to tangible assets are non-GAAP financial measures. We compute our return on average tangible stockholders’ equity as the ratio of net income to average tangible stockholders’ equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total stockholders’ equity. We compute our core return on average tangible stockholders’ equity as the ratio of core net income to average tangible stockholders’ equity, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total stockholders’ equity. We compute our return on average tangible assets as the ratio of net income to average tangible assets, which is calculated by subtracting (and thereby effectively excluding) amounts related to the effect of goodwill from our average total assets. We compute our core return on average tangible assets as the ratio of core net income to average tangible assets. We compute our tangible stockholders’ equity to tangible assets as the ratio of tangible stockholders’ equity to tangible assets, each of which we calculate by subtracting (and thereby effectively excluding) the value of our goodwill. We believe that these measurements are useful for investors, regulators, management and others to evaluate financial performance and capital adequacy relative to other financial institutions. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results or financial condition as reported under GAAP.

Tables 11 and 12 at the end of this document provide a reconciliation of these non-GAAP financial measures with their most closely related GAAP measures.

Investor Relations Contact:	Media Contact:
Kevin Haseyama, CFA	Susan Kam
(808) 525‑6268	(808) 525‑6254
khaseyama@fhb.com	skam@fhb.com

Financial Highlights			Table 1
	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2017	2016	2016
Operating Results:
Net interest income	$129,345	$131,250	$117,312
Provision for loan and lease losses	4,500	3,900	700
Noninterest income	49,407	49,021	73,519
Noninterest expense	84,339	82,503	85,064
Net income	56,740	56,552	65,531
Basic earnings per share	0.41	0.41	0.47
Diluted earnings per share	0.41	0.41	0.47
Dividends declared per share	0.22	0.20	N/A
Dividend payout ratio	53.66%	49.35%	N/A
Supplemental Income Statement Data (non-GAAP):
Core net interest income	$129,345	$131,250	$117,312
Core noninterest income	49,407	47,505	47,791
Core noninterest expense	83,955	81,920	82,517
Core net income	56,982	56,001	51,073
Core basic earnings per share	$0.41	$0.40	$0.37
Core diluted earnings per share	$0.41	$0.40	$0.37
Performance Ratio:
Net interest margin	3.00%	2.99%	2.77%
Core net interest margin (non-GAAP)	3.00%	2.99%	2.77%
Efficiency ratio	47.18%	45.76%	44.57%
Core efficiency ratio (non-GAAP)	46.96%	45.82%	49.98%
Return on average total assets	1.16%	1.14%	1.37%
Core return on average total assets (non-GAAP)	1.17%	1.13%	1.06%
Return on average tangible assets	1.23%	1.20%	1.44%
Core return on average tangible assets (non-GAAP)	1.23%	1.19%	1.12%
Return on average total stockholders' equity	9.25%	8.97%	9.52%
Core return on average total stockholders' equity (non-GAAP)	9.29%	8.88%	7.42%
Return on average tangible stockholders' equity (non-GAAP)	15.41%	14.88%	14.86%
Core return on average tangible stockholders’ equity (non-GAAP)	15.48%	14.73%	11.58%
Average Balances:
Average loans and leases	$11,582,645	$11,531,684	$10,828,160
Average earning assets	17,470,726	17,482,648	17,060,214
Average assets	19,769,508	19,778,918	19,290,342
Average deposits	16,900,354	16,861,525	15,946,664
Average shareholders' equity	2,488,519	2,507,514	2,769,476
Market Value Per Share:
Closing	29.92	34.82	N/A
High	34.85	35.47	N/A
Low	29.13	25.80	N/A

	As of	As of	As of
	March 31,	December 31,	March 31,
	2017	2016	2016
Balance Sheet Data:
Loans and leases	$11,781,496	$11,520,378	$10,962,638
Total assets	19,792,785	19,661,829	19,087,504
Total deposits	16,938,178	16,794,532	16,054,451
Total stockholders' equity	2,505,994	2,476,485	2,471,734

Per Share of Common Stock:
Book value	$17.96	$17.75	$17.72
Tangible book value	10.82	10.61	10.59

Asset Quality Ratios:
Non-accrual loans and leases / total loans and leases	0.06%	0.08%	0.13%
Allowance for loan and lease losses / total loans and leases	1.15%	1.18%	1.25%

Capital Ratios:
Common Equity Tier 1 Capital Ratio	12.78%	12.75%	12.55%
Tier 1 Capital Ratio	12.78%	12.75%	12.55%
Total Capital Ratio	13.87%	13.85%	13.71%
Tier 1 Leverage Ratio	8.52%	8.36%	8.18%
Total stockholders' equity to total assets	12.66%	12.60%	12.95%
Tangible stockholders' equity to tangible assets (non-GAAP)	8.04%	7.93%	8.16%

Non-Financial Data:
Number of branches	62	62	62
Number of ATMs	311	311	311
Number of Full-Time Equivalent Employees	2,195	2,179	2,186

Consolidated Statements of Income	Table 2
	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2017	2016	2016
Interest income
Loans and lease financing	$109,266	$111,461	$104,357
Available-for-sale securities	26,429	25,884	16,559
Other	1,226	968	2,896
Total interest income	136,921	138,313	123,812
Interest expense
Deposits	7,570	7,048	6,429
Short-term borrowings and long-term debt	6	15	71
Total interest expense	7,576	7,063	6,500
Net interest income	129,345	131,250	117,312
Provision for loan and lease losses	4,500	3,900	700
Net interest income after provision for loan and lease losses	124,845	127,350	116,612
Noninterest income
Service charges on deposit accounts	9,555	9,388	9,789
Credit and debit card fees	14,479	14,339	13,819
Other service charges and fees	9,097	8,446	9,227
Trust and investment services income	7,338	7,204	7,405
Bank-owned life insurance	4,578	1,758	2,356
Investment securities gains, net	—	1,516	25,728
Other	4,360	6,370	5,195
Total noninterest income	49,407	49,021	73,519
Noninterest expense
Salaries and employee benefits	43,300	40,471	44,701
Contracted services and professional fees	10,308	12,221	12,755
Occupancy	5,321	5,125	5,312
Equipment	4,197	4,777	3,827
Regulatory assessment and fees	3,774	4,103	2,477
Advertising and marketing	2,028	1,309	1,624
Card rewards program	4,511	4,770	3,502
Other	10,900	9,727	10,866
Total noninterest expense	84,339	82,503	85,064
Income before provision for income taxes	89,913	93,868	105,067
Provision for income taxes	33,173	37,316	39,536
Net income	$56,740	$56,552	$65,531
Basic earnings per share	$0.41	$0.41	$0.47
Diluted earnings per share	$0.41	$0.41	$0.47
Dividends declared per share	$0.22	$0.20	$—
Basic weighted-average outstanding shares	139,545,728	139,530,654	139,459,620
Diluted weighted-average outstanding shares	139,637,410	139,546,875	139,459,620

Consolidated Balance Sheets	Table 3
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Assets
Cash and due from banks	$249,953	$253,827	$300,183
Interest-bearing deposits in other banks	527,659	798,231	2,048,875
Investment securities	5,260,262	5,077,514	3,864,940
Loans and leases	11,781,496	11,520,378	10,962,638
Less: allowance for loan and lease losses	135,847	135,494	137,154
Net loans and leases	11,645,649	11,384,884	10,825,484

Premises and equipment, net	295,608	300,788	304,704
Other real estate owned and repossessed personal property	329	329	205
Accrued interest receivable	39,386	41,971	33,473
Bank-owned life insurance	429,800	429,209	426,446
Goodwill	995,492	995,492	995,492
Other intangible assets	15,800	16,809	20,214
Other assets	332,847	362,775	267,488
Total assets	$19,792,785	$19,661,829	$19,087,504
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing	$10,917,631	$10,801,915	$10,639,094
Noninterest-bearing	6,020,547	5,992,617	5,415,357
Total deposits	16,938,178	16,794,532	16,054,451
Short-term borrowings	—	9,151	215,451
Long-term debt	41	41	48
Retirement benefits payable	133,819	132,904	135,584
Other liabilities	214,753	248,716	210,236
Total liabilities	17,286,791	17,185,344	16,615,770

Stockholders' equity
Net investment	—	—	2,490,107
Common stock ($0.01 par value; authorized 300,000,000 shares; issued and outstanding 139,546,615 shares as of March 31, 2017, 139,530,654 shares as of December 31, 2016 and 139,459,620 shares as of March 31, 2016)	1,395	1,395	—
Additional paid-in capital	2,486,596	2,484,251	—
Retained earnings	104,695	78,850	—
Accumulated other comprehensive loss, net	(86,692)	(88,011)	(18,373)
Total stockholders' equity	2,505,994	2,476,485	2,471,734
Total liabilities and stockholders' equity	$19,792,785	$19,661,829	$19,087,504

Average Balances and Interest Rates									Table 4
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in millions)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Interest-Bearing Deposits in Other Banks	$640.2	$1.2	0.78%	$673.7	$0.9	0.57%	$2,273.2	$2.9	0.51%
Available-for-Sale Investment Securities	5,236.6	26.4	2.05	5,277.2	25.9	1.95	3,958.9	16.6	1.68
Loans and Leases (1)
Commercial and industrial	3,233.6	24.3	3.04	3,314.3	25.7	3.09	3,095.6	22.9	2.98
Real estate - commercial	2,481.2	22.2	3.63	2,431.4	23.1	3.78	2,158.7	20.9	3.89
Real estate - construction	460.3	3.7	3.25	470.7	3.8	3.21	405.9	3.3	3.24
Real estate - residential	3,723.7	37.6	4.10	3,636.9	37.0	4.04	3,560.6	36.0	4.07
Consumer	1,513.4	20.3	5.43	1,493.9	20.6	5.49	1,415.3	19.8	5.65
Lease financing	170.5	1.2	2.77	184.5	1.3	2.75	192.0	1.4	2.94
Total Loans and Leases	11,582.7	109.3	3.83	11,531.7	111.5	3.85	10,828.1	104.3	3.88
Other Earning Assets	11.2	—	0.77	—	—	—	—	—	—
Total Earning Assets (2)	17,470.7	136.9	3.18	17,482.6	138.3	3.15	17,060.2	123.8	2.92
Cash and Due from Banks	324.7			312.5			299.0
Other Assets	1,974.1			1,983.8			1,931.1
Total Assets	$19,769.5			$19,778.9			$19,290.3

Interest-Bearing Liabilities
Interest-Bearing Deposits
Savings	$4,506.4	$0.7	0.06%	$4,446.1	$0.6	0.06%	$4,350.0	$0.7	0.06%
Money Market	2,494.3	0.6	0.09	2,680.4	0.7	0.10	2,399.1	0.5	0.09
Time	3,985.8	6.3	0.65	3,923.1	5.7	0.58	3,824.8	5.2	0.55
Total Interest-Bearing Deposits	10,986.5	7.6	0.28	11,049.6	7.0	0.25	10,573.9	6.4	0.24
Short-Term Borrowings	3.9	—	0.54	11.1	—	0.49	223.9	0.1	0.13
Total Interest-Bearing Liabilities	10,990.4	7.6	0.28	11,060.7	7.0	0.25	10,797.8	6.5	0.24
Net Interest Income		$129.3			$131.3			$117.3
Interest Rate Spread			2.90%			2.90%			2.68%
Net Interest Margin			3.00%			2.99%			2.77%
Noninterest-Bearing Demand Deposits	5,913.9			5,811.9			5,372.8
Other Liabilities	376.7			398.8			350.2
Stockholders' Equity	2,488.5			2,507.5			2,769.5
Total Liabilities and Stockholders' Equity	$19,769.5			$19,778.9			$19,290.3

(1)	Non-performing loans and leases are included in the respective average loan and lease balances. Income, if any, on such loans and leases is recognized on a cash basis.
(2)	For the periods disclosed above, the taxable-equivalent basis adjustments made to the table above were not material.

Analysis of Change in Net Interest Income			Table 5
	Three Months Ended March 31, 2017
	Compared to December 31, 2016
(dollars in millions)	Volume	Rate	Total
Change in Interest Income:
Interest-Bearing Deposits in Other Banks	$—	$0.3	$0.3
Available-for-Sale Investment Securities	(0.2)	0.7	0.5
Loans and Leases
Commercial and industrial	(0.6)	(0.8)	(1.4)
Real estate - commercial	0.5	(1.4)	(0.9)
Real estate - construction	(0.1)	—	(0.1)
Real estate - residential	0.8	(0.2)	0.6
Consumer	0.3	(0.6)	(0.3)
Lease financing	(0.1)	—	(0.1)
Total Loans and Leases	0.8	(3.0)	(2.2)
Total Change in Interest Income	0.6	(2.0)	(1.4)

Change in Interest Expense:
Interest-Bearing Deposits
Money Market	—	(0.1)	(0.1)
Time	0.1	0.5	0.6
Total Interest-Bearing Deposits	0.1	0.4	0.5
Total Change in Interest Expense	0.1	0.4	0.5
Change in Net Interest Income	$0.5	$(2.4)	$(1.9)

Analysis of Change in Net Interest Income			Table 6
	Three Months Ended March 31, 2017
	Compared to March 31, 2016
(dollars in millions)	Volume	Rate	Total
Change in Interest Income:
Interest-Bearing Deposits in Other Banks	$(2.7)	$1.0	$(1.7)
Available-for-Sale Investment Securities	6.0	3.8	9.8
Loans and Leases
Commercial and industrial	1.0	0.4	1.4
Real estate - commercial	3.0	(1.7)	1.3
Real estate - construction	0.4	—	0.4
Real estate - residential	1.6	—	1.6
Consumer	1.4	(0.9)	0.5
Lease financing	(0.1)	(0.1)	(0.2)
Total Loans and Leases	7.3	(2.3)	5.0
Total Change in Interest Income	10.6	2.5	13.1

Change in Interest Expense:
Interest-Bearing Deposits
Money Market	0.1	—	0.1
Time	0.2	0.9	1.1
Total Interest-Bearing Deposits	0.3	0.9	1.2
Short-term Borrowings	(0.1)	—	(0.1)
Total Change in Interest Expense	0.2	0.9	1.1
Change in Net Interest Income	$10.4	$1.6	$12.0

Loans and Leases			Table 7
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Commercial and industrial	$3,243,508	$3,239,600	$3,197,173
Real estate:
Commercial	2,532,253	2,343,495	2,147,132
Construction	469,741	450,012	421,107
Residential	3,864,509	3,796,459	3,586,862
Total real estate	6,866,503	6,589,966	6,155,101
Consumer	1,503,129	1,510,772	1,419,326
Lease financing	168,356	180,040	191,038
Total loans and leases	$11,781,496	$11,520,378	$10,962,638

Deposits			Table 8
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Demand	$6,020,547	$5,992,617	$5,415,357
Savings	4,503,663	4,609,306	4,382,643
Money Market	2,496,642	2,454,013	2,280,653
Time	3,917,326	3,738,596	3,975,798
Total Deposits	$16,938,178	$16,794,532	$16,054,451

Non-Performing Assets and Accruing Loans and Leases Past Due 90 Days or More			Table 9
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Non-Performing Assets
Non-Accrual Loans and Leases
Commercial Loans:
Commercial and industrial	$2,154	$2,730	$3,774
Lease financing	153	153	178
Total Commercial Loans	2,307	2,883	3,952
Residential	5,023	6,547	10,481
Total Non-Accrual Loans and Leases	7,330	9,430	14,433
Other Real Estate Owned	329	329	205
Total Non-Performing Assets	$7,659	$9,759	$14,638

Accruing Loans and Leases Past Due 90 Days or More
Commercial Loans:
Commercial and industrial	$309	$449	$198
Lease financing	84	83	—
Total Commercial Loans	393	532	198
Residential	1,437	866	2,103
Consumer	1,718	1,870	1,813
Total Accruing Loans and Leases Past Due 90 Days or More	$3,548	$3,268	$4,114

Restructured Loans on Accrual Status and Not Past Due 90 Days or More	50,758	44,496	44,829
Total Loans and Leases	$11,781,496	$11,520,378	$10,962,638

Allowance for Loan and Lease Losses			Table 10
	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2017	2016	2016
Balance at Beginning of Period	$135,494	$135,025	$135,484
Loans and Leases Charged-Off
Commercial Loans:
Commercial and industrial	(855)	—	(86)
Total Commercial Loans	(855)	—	(86)
Residential	(22)	(3)	(72)
Consumer	(5,572)	(5,412)	(4,206)
Total Loans and Leases Charged-Off	(6,449)	(5,415)	(4,364)
Recoveries on Loans and Leases Previously Charged-Off
Commercial Loans:
Commercial and industrial	114	23	203
Real estate - commercial	77	41	3,199
Lease financing	—	1	—
Total Commercial Loans	191	65	3,402
Residential	321	242	306
Consumer	1,790	1,677	1,626
Total Recoveries on Loans and Leases Previously Charged-Off	2,302	1,984	5,334
Net Loans and Leases (Charged-Off) Recovered	(4,147)	(3,431)	970
Provision for Credit Losses	4,500	3,900	700
Balance at End of Period	$135,847	$135,494	$137,154
Average Loans and Leases Outstanding	$11,582,645	$11,531,684	$10,828,160
Ratio of Net Loans and Leases Charged-Off (Recovered) to Average Loans and Leases Outstanding	0.15%	0.12%	(0.04)%
Ratio of Allowance for Loan and Lease Losses to Loans and Leases Outstanding	1.15%	1.18%	1.25%

GAAP to Non-GAAP Reconciliation			Table 11
	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2017	2016	2016
Net income	$56,740	$56,552	$65,531

Average total stockholders' equity	$2,488,519	$2,507,514	$2,769,476
Less: average goodwill	995,492	995,492	995,492
Average tangible stockholders' equity	$1,493,027	$1,512,022	$1,773,984

Total stockholders' equity	$2,505,994	$2,476,485	$2,471,734
Less: goodwill	995,492	995,492	995,492
Tangible stockholders' equity	$1,510,502	$1,480,993	$1,476,242

Average total assets	$19,769,508	$19,778,918	$19,290,342
Less: average goodwill	995,492	995,492	995,492
Average tangible assets	$18,774,016	$18,783,426	$18,294,850

Total assets	$19,792,785	$19,661,829	$19,087,504
Less: goodwill	995,492	995,492	995,492
Tangible assets	$18,797,293	$18,666,337	$18,092,012

Shares outstanding	139,546,615	139,530,654	139,459,620

Return on average total stockholders' equity(a)	9.25%	8.97%	9.52%
Return on average tangible stockholders' equity (non-GAAP)(a)	15.41%	14.88%	14.86%

Return on average total assets(a)	1.16%	1.14%	1.37%
Return on average tangible assets (non-GAAP)(a)	1.23%	1.20%	1.44%

Total stockholders' equity to total assets	12.66%	12.60%	12.95%
Tangible stockholders' equity to tangible assets (non-GAAP)	8.04%	7.93%	8.16%

Average stockholders' equity to average assets	12.59%	12.68%	14.36%
Tangible average stockholders' equity to tangible average assets (non-GAAP)	7.95%	8.05%	9.70%

Book value per share	$17.96	$17.75	$17.72
Tangible book value per share (non-GAAP)	$10.82	$10.61	$10.59

(a)	Annualized for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016.

GAAP to Non-GAAP Reconciliation	Table 12
	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2017	2016	2016
Net interest income	$129,345	$131,250	$117,312
Core net interest income (non-GAAP)	$129,345	$131,250	$117,312

Noninterest income	$49,407	$49,021	$73,519
Loss (gain) on sale of securities	—	(1,516)	(3,050)
Gain on sale of stock (Visa/MasterCard)	—	—	(22,678)
Core noninterest income (non-GAAP)	$49,407	$47,505	$47,791

Noninterest expense	$84,339	$82,503	$85,064
One-time items(a)	(384)	(583)	(2,547)
Core noninterest expense (non-GAAP)	$83,955	$81,920	$82,517

Net income	$56,740	$56,552	$65,531
Loss (gain) on sale of securities	—	(1,516)	(3,050)
Gain on sale of stock (Visa/MasterCard)	—	—	(22,678)
One-time items(a)	384	583	2,547
Tax adjustments(b)	(142)	382	8,723
Total core adjustments	242	(551)	(14,458)
Core net income (non-GAAP)	$56,982	$56,001	$51,073
Core basic earnings per share (non-GAAP)	$0.41	$0.40	$0.37
Core diluted earnings per share (non-GAAP)	$0.41	$0.40	$0.37

(a)	One-time items include initial public offering related costs.
(b)	Represents the adjustments to net income, tax effected at the Company’s effective tax rate for the respective period.